Exhibit 99.1

                        Contact: John D. Giolli
                        Millennium Cell, Inc.
                        (732) 542-4000

                        Investors: Betsy Brod/Jonathan Schaffer
                        Brod & Schaffer, LLC
                        (212) 750-5800

MILLENNIUM CELL REPORTS SECOND QUARTER RESULTS

Eatontown, NJ—July 27, 2005 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended June 30, 2005 of $5.8 million, or $0.14 per share, as compared to $2.9 million, or $0.08 per share in the same period of 2004. The increase in net loss is attributable to non-cash charges of $2.4 million associated with issuance of the Series A Preferred Stock to The Dow Chemical Company (“Dow”) in April 2005. Excluding the impact of these charges, the Company’s results were within expectations for the quarter.

Cash used in operating and investing activities during the second quarter was $2.3 million as compared to $1.3 million for the same period of 2004, an increase of $1.0 million. This increase was attributable mainly to payments of professional fees incurred in connection with the Company’s joint development arrangement with Dow, the closing of the private placement and Nasdaq compliance efforts in the first half of 2005.

“The second quarter was important for the Company as we secured new partners and new funding while advancing the development of our technology toward commercialization,” commented H. David Ramm, Millennium Cell Chief Executive Officer, “We began working with the Dow team to further develop our technology, received contract awards from three government customers including an effort to develop low cost manufacturing processes for our fuel cartridges, and strengthened our financial condition with a private placement.

“On the business development front, we are making progress with OEM’s and fuel cell developers in military, medical, industrial and consumer markets to identify and target applications where our hydrogen battery technology can provide immediate cost and performance advantages for customers. In addition, together with Protonex Technology Corporation, we remained focused on the development of a robust soldier power system for delivery to the U.S. Air Force in the fourth quarter of this year. Field testing of the system by the Air Force may begin as early as the first quarter of 2006.”

The Company will host a conference call on July 28th, 2005 at 10:00 a.m., EDT to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-866-202-4367 and entering passcode 85257026. A telephonic replay of the conference call will also be available through August 4, 2005, by calling 1-888-286-8010 and entering passcode 59881884.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,”“expect,”“plan,”“anticipate,”“on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations”in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2004.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Six Months Ended
Statement of Operations	Jun.,05	Jun.,04	Jun.,05	Jun.,04
Revenue	$ 0.0	$ 0.1	$ 0.1	$ 0.1
Cost of revenue	0.0	0.1	0.1	0.1
Gross margin	-	-	-	-

Product development and marketing	0.8	0.8	1.9	1.8
General and administrative	1.9	0.6	2.7	2.2
Non-cash charges (1)	2.5	0.3	3.0	0.6
Depreciation and amortization	0.1	0.1	0.1	0.3
Research and development	0.2	0.1	0.4	0.1
Total operating expenses	5.5	1.9	8.2	5.0

Loss from operations	(5.5)	(1.9)	(8.2)	(5.0)
Interest expense	0.3	1.0	0.7	1.3
Net loss	$ (5.8)	$ (2.9)	$ (8.9)	$ (6.3)

Net loss per share	$ (0.14)	$ (0.08)	$ (0.21)	$ (0.17)

Weighted-average number of shares outstanding	42.6	37.0	41.4	36.2

(1) Non-cash charges includes $2.4 million related to the issuance of the Series A Preferred Stock to The Dow Chemical Company in April 2005.  These costs are classified as product development and marketing expenses.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Jun., 05	Dec., 04
Unrestricted cash (1)	$ 12.3	$ 8.2
Restricted cash (2)	4.8	3.0
Fixed assets, net	0.6	0.7
Patents and licenses, net	0.6	0.5
Other assets	0.9	0.9
Total assets	$ 19.2	$ 13.3

Accounts payable and accrued expenses	$ 1.1	$ 1.2
Secured debentures, net of discount	2.4	2.4
Unsecured debentures, net of discount	1.0	5.1
Preferred Stock - Series C, net of discount	9.0	-
Other liabilities	0.4	0.4
Stockholders' equity	5.3	4.2
Total liabilities and stockholders' equity	$ 19.2	$ 13.3

(1) Increase in cash from $8.2 (Dec.,04) to $12.3 (Jun.,05) was $4.1 million: $7.7 cash received from private placement + ($5.0) consumed in operations + $0.3 working capital + $1.1 cash provided by warrant and option exercises.

(2) Cash restricted is collateral for secured debentures ($2.4), Series C Preferred Stock ($1.8) and facility lease ($0.6).